Exhibit 99.1

Iteris Reports Record 3rd Quarter and Year-to-Date Revenues

-       Transportation Segments Post Strong Quarter and Record Backlog, Leading Crop Protection Company Selects ClearAg -

SANTA ANA, Calif. — February 11, 2016 — Iteris, Inc. (NASDAQ: ITI), a leader in providing information solutions to the transportation and agriculture markets, reported financial results for its fiscal third quarter for year ending March 31, 2016.

Fiscal Q3 2016 Highlights

•             Record high third fiscal quarter revenues of $19.0 million

•             Transportation Systems gains significant momentum by expanding backlog $24 million, up approximately 62% from one year ago

•             Roadway Sensors revenues up 21% YOY to $9.8 million

•             Completed successful first phase of ClearAg v 2.0 alpha test with farms across 12 states and Canada

•             Allied Provider coverage in fourteen countries with 65 million wholesale acres under management

•             Leading crop protection company selects ClearAg for global deployment

Management Commentary

“We continue to see strong acceleration in our transportation segments, while building a position of global leadership in the agriculture analytics market,” said Joe Bergera, President and CEO. “Roadway Sensors continues to deliver exceptional year-to-date revenue growth. With the substantial new orders captured by our Transportation Systems business, we expect to see solid revenue growth through the first half of FY17.”

“We are thrilled that another leading crop protection company selected ClearAg, our ag analytics platform, as a key element of its strategy. With this new agreement, we are the ag analytics provider of choice to four of the world’s top ten crop protection companies. In addition, we continue to build strategic relationships with Allied Providers worldwide. These relationships now give us access to 65 million wholesale acres under management in 14 different countries.”

GAAP Fiscal Q3 2016 Financial Results

Total revenues in the third quarter of 2016 increased 8% to $19.0 million compared to $17.5 million in the same quarter a year ago. This was primarily driven by a 21% increase in Roadway Sensors revenues.

Gross margin in the third quarter decreased 120 basis points to 37.9% compared to 39.1% in the same quarter a year ago.  The decrease in gross margin was primarily a result of sales mix within the Roadway Sensors segment, where we experienced an increase in the sales of OEM products, which generally yield lower gross margins than Roadway Sensors core products.

Operating expenses in the third quarter increased to $8.3 million compared to $7.5 million in the same quarter a year ago. The increase was primarily due to increases in selling, general and administrative expenses, including increased headcount, particularly in the Performance Analytics segment where we increased employee headcount to support the sales and marketing of our ClearAg solutions, and additional headcount in our corporate headquarters to strengthen our back office infrastructure. The higher operating expense was also attributable to (1) increased research and development costs, including increased headcount, (2) increased external development activities in support of ClearAg, and (3) increased time and resources spent pursuing intellectual property and establishing patents.

Operating loss in the third quarter was $1.1 million compared to an operating loss of approximately $593,000 in the same quarter a year ago. Net loss in the third quarter was $10.4 million or ($0.33) per share, compared to a net loss of $98,000 or ($0.00) per share in the year-ago quarter.  The current period net loss was primarily driven by the recording of a non-cash $10.1 million valuation allowance on the Company’s deferred tax assets.

Total backlog at the end of the third quarter increased 55% to $62.0 million compared to $40.0 million in the year-ago quarter. Our Transportation Systems business was awarded two significant contracts that increased backlog by approximately $19.0, as well as other notable awards.  Backlog was comprised of $51.7 million in Transportation Systems, $4.9 million in Performance Analytics, and $5.4 million in Roadway Sensors.

Non-GAAP Fiscal Q3 2016 Financial Results

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company has included the following non-GAAP financial measures:  non-GAAP operating expenses, non-GAAP operating loss, non-GAAP net loss and non-GAAP basic and diluted loss per share from continuing operations. These non-GAAP financial measures exclude the following items: (a) audit fee overruns; (b) quarterly review fee increases; (c) financial consulting service fees; (d) severance and transition related costs paid to the Company’s former Chief Executive Officer; (e) executive management recruiting costs; (f) the estimated tax effect of the foregoing non-GAAP adjustments; and (g) the recording of a valuation allowance on the Company’s deferred tax assets.  A discussion of the Company’s use of these non-GAAP financial measures is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation,” which also includes a reconciliation of such non-GAAP financial measures to their most comparable GAAP financial measures for the three and nine months ended December 31, 2015 and 2014.

Non-GAAP operating expenses in the third quarter increased to $8.3 million compared to $7.1 million in the same quarter a year ago. The increase was primarily due to increases in selling, general and administrative expenses, including increased headcount, particularly in the Performance Analytics segment where we increased employee headcount to support the sales and marketing of our ClearAg solutions, and additional headcount in our corporate headquarters to strengthen our back office infrastructure. The higher operating expense was also attributable to (1) increased research and development costs, including increased headcount, (2) increased external development activities in support of ClearAg, and (3) increased time and resources spent pursuing intellectual property and establishing patents.

Non-GAAP operating loss in the third quarter was $1.1 million compared to operating loss of $289,000 in the same quarter a year ago. Non-GAAP net loss in the third quarter was $378,000 or ($0.01) per share, compared to net income of $90,000 or $0.00 per share in the same quarter a year ago.

Conference Call

Iteris will conduct a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its fiscal third quarter 2016 results.

Iteris’ CEO Joe Bergera and CFO Andy Schmidt will host the call, followed by a question and answer period.  Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.  If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

Date: Thursday, February 11, 2016

Time:  4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

Toll-free dial-in number: 1-888-430-8694

International dial-in number: 1-719-457-2083

Conference ID: 4567492

To listen to the live webcast or view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A replay of the conference call will be available after 7:30 p.m. Eastern Time today through February 25, 2016.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 4567492

About Iteris, Inc.

Iteris, Inc. (NASDAQ: ITI) is a leader in providing information solutions to the transportation and agriculture markets. We are focused on providing this information to practitioners in these markets to improve their effectiveness and efficiency. By combining our expertise, unique IP and information infrastructure in a suite of products and services, Iteris offers a broad range of solutions to both domestic and international customers. The firm is headquartered in Santa Ana, California, with offices throughout the U.S. and in select locations internationally. For more information, please visit www.iteris.com or call 1-888-329-4483. Also visit us on Facebook, Twitter, LinkedIn, and YouTube.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated growth opportunities, and our future performance, operating results, financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, constraints and delays; the impact of the FAST Act on the intelligent transportation systems industry and fundable projects for Iteris, the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; our ability to secure additional Transportation Systems contracts and successfully complete such contracts on a timely basis; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing products and technologies the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully identify, complete and integrate acquisitions of products, technologies and companies; our ability to retain, integrate and incentivize our new management team and their ability to shape the strategic direction of the company and implement change; any softness in the real estate development market, and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Contact:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Investor Relations

Tel 1-949-574-3860

ITI@liolios.com

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	March 31,
	2015	2015

ASSETS:
Cash	$18,381	$21,961
Trade accounts receivable, net	11,851	11,206
Costs and estimated earnings in excess of billings on uncompleted contracts	4,111	4,266
Inventories	3,044	3,062
Prepaid expenses and other current assets	1,727	1,338
Current portion of deferred income taxes	116	2,680
Total current assets	39,230	44,513

Property and equipment, net	2,124	1,990
Long-term portion of deferred income taxes	—	5,610
Goodwill	17,318	17,318
Intangible and other assets, net	788	1,201
Total assets	$59,460	$70,632

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other current liabilities	$10,723	$12,106
Billings in excess of costs and estimated earnings on uncompleted contracts	2,471	1,549
Total current liabilities	13,194	13,655
Long-term liabilities	1,757	1,009
Total liabilities	14,951	14,664
Stockholders’ equity	44,509	55,968
Total liabilities and stockholders’ equity	$59,460	$70,632

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Total revenues	$19,014	$17,540	$57,952	$54,206
Cost of revenues	11,803	10,678	35,220	33,238
Gross profit	7,211	6,862	22,732	20,968

Operating expenses:
Selling, general and administrative	6,400	5,734	19,176	17,642
Research and development	1,853	1,618	5,428	3,984
Amortization of intangible assets	92	102	276	341

Change in fair value of contingent acquisition consideration	—	1	—	9
Total operating expenses	8,345	7,455	24,880	21,976
Operating loss	(1,134)	(593)	(2,148)	(1,008)

Non-operating income (expense):
Other (expense) income, net	(3)	(8)	1	(11)
Interest income, net	3	6	10	2
Loss from continuing operations before income taxes	(1,134)	(595)	(2,137)	(1,017)
(Expense) benefit for income taxes	(9,365)	441	(9,055)	562
Loss from continuing operations	(10,499)	(154)	(11,192)	(455)
Gain on sale of discontinued operation, net of tax	57	56	163	151
Net loss	$(10,442)	$(98)	$(11,029)	$(304)

Loss per share from continuing operations — basic and diluted	$(0.33)	$(0.00)	$(0.35)	$(0.01)
Gain per share from sale of discontinued operation — basic and diluted	$0.00	$0.00	$0.01	$0.00
Net loss per share - basic and diluted	$(0.33)	$(0.00)	$(0.34)	$(0.01)

Shares used in basic per share calculations	32,013	32,568	32,051	32,603
Shares used in diluted per share calculations	32,013	32,568	32,051	32,603

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	Performance Analytics	Iteris, Inc.
Three Months Ended December 31, 2015
Total revenues	$9,771	$7,796	$1,447	$19,014

Segment operating income (loss)	$1,672	$1,017	$(1,913)	$776
Corporate and other income (expense), net				(1,818)
Amortization of intangible assets				(92)
Change in fair value of contingent acquisition consideration				—
Operating loss				$(1,134)

	Roadway Sensors	Transportation Systems	Performance Analytics	Iteris, Inc.
Three Months Ended December 31, 2014
Total revenues	$8,112	$7,796	$1,632	$17,540

Segment operating income (loss)	$1,053	$1,381	$(1,455)	$979
Corporate and other income (expense), net				(1,469)
Amortization of intangible assets				(102)
Change in fair value of contingent acquisition consideration				(1)
Operating loss				$(593)

	Roadway Sensors	Transportation Systems	Performance Analytics	Iteris, Inc.
Nine Months Ended December 31, 2015
Total revenues	$31,235	$23,283	$3,434	$57,952

Segment operating income (loss)	$6,562	$3,101	$(5,936)	$3,727
Corporate and other income (expense), net				(5,599)
Amortization of intangible assets				(276)
Change in fair value of contingent acquisition consideration				—
Operating loss				$(2,148)

	Roadway Sensors	Transportation Systems	Performance Analytics	Iteris, Inc.
Nine Months Ended December 31, 2014
Total revenues	$27,328	$22,745	$4,133	$54,206

Segment operating income (loss)	$4,972	$3,202	$(3,344)	$4,830
Corporate and other income (expense), net				(5,488)
Amortization of intangible assets				(341)
Change in fair value of contingent acquisition consideration				(9)
Operating loss				$(1,008)

ITERIS, INC.

Non-GAAP Financial Measures and Reconciliation

In addition to results presented in accordance with GAAP, the Company has included the following non-GAAP financial measures in this release:  non-GAAP operating expenses, non-GAAP operating (loss) income, non-GAAP net income and non-GAAP basic and diluted earnings per share from continuing operations. These non-GAAP financial measures exclude the following items: (a) audit fee overruns; (b) quarterly review fee increases; (c) financial consulting services; (d) severance and transition related costs paid to the Company’s former Chief Executive Officer; (e) executive management recruiting costs; (f) the estimated income tax effect of the foregoing non-GAAP adjustments; and (g) the recording of a valuation allowance on the company’s deferred tax assets.

Iteris believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Iteris’ management believes that the use of these non-GAAP financial measures provides consistency and comparability among and between results from prior periods or forecasts and future prospects, and also facilitates comparisons with other companies in its industry.  The Company’s management believes that the exclusion of the items described above provides insight into core operating results, the ability to generate cash and underlying business trends affecting performance. Iteris has chosen to provide this information to investors to enable them to perform additional analysis of past, present and future operating performance and as a supplemental means to evaluate ongoing core operations.

Management uses certain non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Details of the items excluded from GAAP financial results in calculating non-GAAP financial measures and explanatory footnotes are as follows:

a)             Audit fee overruns were calculated as the amount of audit fees that exceeded the expected fees per the Company’s audit engagement letters.  For the audit of Fiscal 2015, approximately $0 and $150,000 of fee overruns were recorded into the three and nine month periods ending December 31, 2015, respectively.  For the audit of Fiscal 2014, $0 and approximately $941,000 of audit fee overruns were recorded into the three and nine month periods ending December 31, 2014, respectively.

b)             Fiscal 2015 quarterly review fee increases were incurred during third and fourth quarters of Fiscal 2015 and related to the additional testing procedures required in connection with the Fiscal 2015 quarterly reviews.  The quarterly review fee increases were calculated as the amount of review fees that exceeded the quarterly review fees in Fiscal years 2013 and 2014.

c)              Management engaged financial consulting service firms to assist with the completion of its Fiscal 2015 and Fiscal 2014 audits.  The fees incurred for assistance with the Fiscal 2015 audit were incurred during the first quarter of Fiscal 2016. The fees incurred for assistance with the Fiscal 2014 audit were incurred during the first, second and third fiscal quarters of 2015.

d)             On February 25, 2015, the Company’s Chief Executive Officer resigned and, as a result, the Company incurred severance and transition costs.  In the three and nine month periods ending December 31, 2015 the company incurred $0 and approximately $150,000 in severance and transition related expenses.

e)              The Company incurred third party recruiting service fees in the third and fourth fiscal quarters of 2015 in connection with the search for a permanent CFO and CEO.

f)               The amount represents the estimated income tax effect of the non-GAAP adjustments. The tax effect of non-GAAP adjustments was calculated by applying an estimated tax rate of 38% to each specific non-GAAP item.

g)              The Company recorded an approximate $10.1 million valuation allowance at December 31, 2015 related to its Federal Net Operating Loss (NOL) carryforwards, which are at risk of expiring in future years.  As a result, the Company reserved approximately $2.5 million and $7.6 million in current and long-term deferred tax assets, respectively, from the Balance Sheet and recorded the related $10.1 million adjustment in tax expense in the Statement of Operations.

Iteris, Inc.

Schedule Reconciling GAAP Net (Loss) to Non-GAAP Net (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	December 31,
	2015	2014

GAAP net loss	$(10,442)	$(98)

GAAP loss per share from continuing operations - basic and diluted	$(0.33)	$(0.00)

The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from operating expenses
Quarterly review fee increase (b)	$—	$(121)
Financial consulting services (c)	—	(71)
Executive management recruiting costs (e)	—	(111)
Total excluded from operating expenses	$—	$(303)

Total excluded from operating loss	$—	$(303)

Income tax effect on non-GAAP adjustments (f)	—	115
Total excluded from operating expenses after taxes	$—	$(188)

Excluded from income tax expenses
Valuation allowance on deferred tax assets (g)	(10,064)	—

Non-GAAP net (loss) income	$(378)	$90

Non-GAAP (loss) income per share from continuing operations - basic and diluted	$(0.01)	$0.00

(b) - (g)  See corresponding footnotes above.

Iteris, Inc.

Schedule Reconciling GAAP Net (Loss) to Non-GAAP Net (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Nine Months Ended December 31,
	2015	2014

GAAP net loss	$(11,029)	$(304)

GAAP loss per share from continuing operations - basic and diluted	$(0.35)	$(0.01)

The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from operating expenses
Audit Fee overrun (a)	$(150)	$(941)
Quarterly review fee increase (b)	—	(121)
Financial consulting services (c)	(88)	(757)
Executive management severance costs (d)	(150)	—
Executive management recruiting costs (e)	—	(111)
Total excluded from operating expenses	$(388)	$(1,930)

Total excluded from operating loss	$(388)	$(1,930)

Income tax effect on non-GAAP adjustments (f)	147	733
Total excluded from operating expenses after taxes	$(241)	$(1,197)

Excluded from income tax expenses
Valuation allowance on deferred tax assets (g)	(10,064)	—

Non-GAAP net (loss) income	$(724)	$893

Non-GAAP (loss) income per share from continuing operations - basic and diluted	$(0.02)	$0.03

(a) - (g)  See corresponding footnotes above.

Iteris, Inc.

Schedule Reconciling GAAP Operating (Loss) to Non-GAAP Operating (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	December 31,	December 31,
	2015	2014
GAAP operating expenses	$8,345	$7,455
Audit Fee overrun (a)	—	—
Quarterly review fee increase (b)	—	(121)
Financial consulting services (c)	—	(71)
Executive management severance costs (d)	—	—
Executive management recruiting costs (e)	—	(111)
Non-GAAP operating expenses	$8,345	$7,152

GAAP operating loss	$(1,134)	$(593)
Audit Fee overrun (a)	—	—
Quarterly review fee increase (b)	—	(121)
Financial consulting services (c)	—	(71)
Executive management severance costs (d)	—	—
Executive management recruiting costs (e)	—	(111)
Non-GAAP operating loss	$(1,134)	$(290)

	For the Nine Months Ended
	December 31,	December 31,
	2015	2014

GAAP operating expenses	$24,880	$21,976
Audit Fee overrun (a)	(150)	(941)
Quarterly review fee increase (b)	—	(121)
Financial consulting services (c)	(88)	(756)
Executive management severance costs (d)	(150)	—
Executive management recruiting costs (e)	—	(111)
Non-GAAP operating expenses	$24,492	$20,047

GAAP operating loss	$(2,148)	$(1,008)
Audit Fee overrun (a)	(150)	(941)
Quarterly review fee increase (b)	—	(121)
Financial consulting services (c)	(88)	(756)
Executive management severance costs (d)	(150)	—
Executive management recruiting costs (e)	—	(111)
Non-GAAP operating (loss) income	$(1,760)	$921

(a) - (e)  See corresponding footnotes above.